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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
         SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        COMMISSION FILE NUMBER 333-10065

                       BENEDEK COMMUNICATIONS CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------


                    100 PARK AVENUE, ROCKFORD, ILLINOIS 61101
                                 (815) 987-5350
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
             AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------


              15.0% EXCHANGEABLE REDEEMABLE SENIOR PREFERRED STOCK
            (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)

   11 1/2% SENIOR EXCHANGEABLE PREFERRED STOCK AND 13 1/4% SENIOR SUBORDINATED
                                 DISCOUNT NOTES
--------------------------------------------------------------------------------
  (TITLES OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY TO FILE REPORTS
                     UNDER SECTION 13(a) OR 15(d) REMAINS)

          Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)     [ ]       Rule 12h-3(b)(1)(ii)       [ ]
     Rule 12g-4(a)(1)(ii)    [ ]       Rule 12h-3(b)(2)(i)        [ ]
     Rule 12g-4(a)(2)(i)     [ ]       Rule 12h-3(b)(2)(ii)       [ ]
     Rule 12g-4(a)(2)(ii)    [ ]       Rule 15d-6                 [X]
     Rule 12h-3(b)(1)(i)     [ ]

          Approximate number of holders of record as of the certification or notice date: None

          Pursuant to the requirements of the Securities Exchange Act of 1934, Benedek Communications Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: June 10, 1998                    By:  /s/ Ronald L. Lindwall
                                          ______________________________________
                                          Name: Ronald L. Lindwall
                                          Title: Senior Vice President - Finance


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